Exhibit 99.1

MAGUIRE PROPERTIES FORMS SPECIAL COMMITTEE TO FOCUS ON
STRATEGIC ALTERNATIVES FOR ACHIEVING SHAREHOLDER VALUE

Takes Additional Steps to Support This Effort

LOS ANGELES--(BUSINESS WIRE)--Dec. 11, 2007--Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today announced a number of steps designed to help the Company achieve greater value for shareholders. These steps by the Company include:

•
forming a Special Committee comprised solely of independent directors to focus on strategic alternatives for achieving shareholder value, including possible sale of the Company. The Special Committee consists of Walter L. Weisman (Chairman), Lawrence S. Kaplan and George A. Vandeman;

•	releasing all parties from future conduct limitations imposed by existing standstill provisions entered into in connection with discussions since the beginning of 2006 with third parties; and

•
amending the Company's bylaws to move closer to the annual meeting the advance notice period for shareholders to submit director nominee and other proposals for action at an annual shareholders meeting.

Walter Weisman, Chairman of the Special Committee, said: "Shareholder value is at the heart of our responsibility as Board members. We intend to look at all reasonable strategic alternatives which serve that goal. At the same time, we are prepared to wait if the time and opportunity are not right. Our decision to move the advance notice period for shareholders to submit proposals, including for the election of directors, we believe will reduce a potential disruption to the Special Committee's effort to focus on examining shareholder value-oriented strategic alternatives and help foster an atmosphere supporting full and fair bids. By establishing the Special Committee, releasing the few standstill provisions still in effect and moving the shareholder proposal advance notice period, we believe we have established a reasonably designed framework for seeking to enhance value for our shareholders - and we intend to use it."

Under the Company's amended bylaws, the primary advance notice period will be not less than 60 days nor more than 90 days prior to the first anniversary date of the preceding year's annual meeting. If the annual meeting date is advanced or delayed by more than 30 days from such anniversary date, notice by shareholders to be timely must be delivered not earlier than 90 days prior to the date of the annual meeting as disclosed in a public announcement and not later than the later of (a) the 60th day prior to the annual meeting as disclosed in the public announcement or (b) the 10th day following the date of the public announcement.

The Company added that there could be no assurance that any transaction would be proposed by any party or found acceptable.

Morgan Stanley & Co. Incorporated is acting as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to the Special Committee.

Maguire Properties is filing a Current Report on Form 8-K with the Securities and Exchange Commission containing additional information and exhibits relating to the matters addressed in this press release. A copy of such filing will be available on the Company's website at www.maguireproperties.com.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company's growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company's potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the Company's dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on April 9, 2007. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

CONTACT: Media Inquiries:
Financial Dynamics
Ellen Barry, 212-850-5636
OR
Investor Relations:
Maguire Properties, Inc.
Peggy Moretti, 213-613-4558
Senior Vice President, Investor Relations

SOURCE: Maguire Properties, Inc.